Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Bolt Projects Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)(2)	457(a)	6,058,826	$0.3115	(3)	$1,887,324.30	$0.00015310	$288.95
		Total Offering Amounts					$1,887,324.30		$288.95
		Total Fees Previously Paid					-		-
		Total Fee Offsets					-		-
		Net Fee Due							$288.95

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The number of shares of common stock being registered includes the resale of up to 6,058,826 shares of common stock held by the registered holders, consisting of (i) 1,058,826 shares of common stock issued in a private placement in November 2024 and (ii) 5,000,000 shares of common stock reserved for issuance upon the exercise of warrants.

(3)	Estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.3115, which is the average of the high and low prices of the common stock on The Nasdaq Global Market on March 19, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common stock, par value $0.0001 per share(1)(2)	48,006,957	$208,555,091.34	S-1	333-282014	September 23, 2024

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes (i) common stock issuable upon the exercise of (x) 5,000,000 outstanding privately placed warrants (the “Private Placement Warrants”) to purchase common stock and (y) 9,583,333 outstanding publicly issued warrants, (ii) 19,748,931 shares of common stock held by registered holders pursuant to the amended and restated registration rights and lock-up agreement, (iii) 470,120 shares of common stock purchased pursuant to subscription agreement by certain of the registered holders, (iv) 466,980 shares of common stock reserved for issuance upon the exercise of options, (v) 1,211,739 shares of common stock reserved for issuance upon the vesting of restricted stock units, (vi) 1,400,000 shares of common stock issued after Closing in connection with settlement agreements with a former Bolt Threads, Inc. landlord and vendor and as compensation for advisory services rendered in connection with Golden Arrow Merger Corp.’s initial public offering and the business combination (vii) 5,000,000 shares of common stock reserved for issuance upon the conversion of the Private Placement Warrants, (viii) 103,854 shares of common stock reserved for the issuance upon the exercise of options to purchase shares of common stock, (ix) 22,000 shares of common stock issued as partial compensation for advisory services rendered in connection with the business combination and (x) the resale by certain registered holders of 5,000,000 Private Placement Warrants.